Exhibit (d)(2)

AMENDMENT TO THE

Investment Management AGREEMENT

THIS AMENDMENT, dated as of May 21, 2019, is entered into by and between Destra Investment Trust, a Massachusetts business trust (the “Trust”) and Destra Capital Advisors LLC, a Delaware limited liability company (the “Adviser” and together with the Trust, the “Parties”).

WHEREAS, the Parties entered into an Investment Management Agreement dated the December 29, 2017 (the “IMA”); and

WHEREAS, the Parties desire to amend the IMA pursuant to Section 12 thereof to add the Destra Granahan Small Cap Advantage Fund to the IMA (the “Amendment”).

NOW THEREFORE, for good and valuable consideration the parties hereby amend the IMA as follows:

1.	Schedule A is hereby superseded and replaced in its entirety with Schedule A attached hereto.

2.	Except as expressly amended by this Amendment, the Parties hereby confirm that in all other respects the IMA and the rights and obligations therein remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date first above written.

DESTRA INVESTMENT TRUST

By	/s/ Jane H. Shissler
	Title:	Jane H. Shissler, Secretary

Destra Capital Investments LLC

By	/s/ Jane H. Shissler
	Title:	Jane H. Shissler, General Counsel

Schedule A

(Effective as of August 1, 2019)

Name of Fund	Annual Rate of Average Daily Net Assets
Destra Flaherty & Crumrine Preferred and Income Fund	0.75%
Destra Wolverine Dynamic Asset Fund	1.20%
Destra Granahan Small Cap Advantage Fund	1.10%